UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

NEWSTAR FINANCIAL, INC.
(Name of Issuer)

Common Stock, $0.01 par value per share
(Title of Class of Securities)

65251F105
(CUSIP Number)

May 20, 2011 December 4, 2012 March 25, 2013
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.
☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.  This Schedule 13G, Amendment No. 1 is intended to amend the Schedule 13G filed with the Securities and Exchange Commission on January 28, 2008.  As indicated below, this Amendment reflects amendments to the Schedule 13G that should have been made. Since March 25, 2013, there have been no changes in the beneficial ownership of any Reporting Person (as such term is defined below) that would require an amendment to the Schedule 13G.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 65251F105	SCHEDULE 13G	Page 1 of 17 Pages

May 20, 2011

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Swiss Re Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Switzerland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 3,000,000
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 3,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.94% based upon 50,521,316 Shares stated to have been outstanding as of May 2, 2011
12	TYPE OF REPORTING PERSON CO

CUSIP No. 65251F105	SCHEDULE 13G	Page 2 of 17 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Swiss Reinsurance Company Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Switzerland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 3,000,000
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 3,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.94% based upon 50,521,316 Shares stated to have been outstanding as of May 2, 2011
12	TYPE OF REPORTING PERSON CO

CUSIP No. 65251F105	SCHEDULE 13G	Page 3 of 17 Pages

December 4, 2012

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Swiss Re Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Switzerland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 3,000,000
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 3,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.07% based upon 49,417,138 Shares stated to have been outstanding as of November 2, 2012
12	TYPE OF REPORTING PERSON CO

CUSIP No. 65251F105	SCHEDULE 13G	Page 4 of 17 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Swiss Reinsurance Company Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Switzerland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 3,000,000
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 3,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.07% based upon 49,417,138 Shares stated to have been outstanding as of November 2, 2012
12	TYPE OF REPORTING PERSON CO

CUSIP No. 65251F105	SCHEDULE 13G	Page 5 of 17 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Swiss Re Principal Investments Company Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Switzerland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 3,000,000
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 3,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.07% based upon 49,417,138 Shares stated to have been outstanding as of November 2, 2012
12	TYPE OF REPORTING PERSON CO

CUSIP No. 65251F105	SCHEDULE 13G	Page 6 of 17 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Swiss Re Direct Investments Company Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Switzerland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 3,000,000
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 3,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.07% based upon 49,417,138 Shares stated to have been outstanding as of November 2, 2012
12	TYPE OF REPORTING PERSON CO

CUSIP No. 65251F105	SCHEDULE 13G	Page 7 of 17 Pages

March 25, 2013

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Swiss Re Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Switzerland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 3,000,000
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 3,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.07% based upon 49,395,602 Shares stated to have been outstanding as of February 25, 2013
12	TYPE OF REPORTING PERSON CO

CUSIP No. 65251F105	SCHEDULE 13G	Page 8 of 17 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Swiss Reinsurance Company Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Switzerland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER - 0 -
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 65251F105	SCHEDULE 13G	Page 9 of 17 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Swiss Re Principal Investments Company Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Switzerland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 3,000,000
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 3,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.07% based upon 49,395,602 Shares stated to have been outstanding as of February 25, 2013
12	TYPE OF REPORTING PERSON CO

CUSIP No. 65251F105	SCHEDULE 13G	Page 10 of 17 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Swiss Re Direct Investments Company Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Switzerland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 3,000,000
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 3,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.07% based upon 49,395,602 Shares stated to have been outstanding as of February 25, 2013
12	TYPE OF REPORTING PERSON CO

CUSIP No. 65251F105	SCHEDULE 13G	Page 11 of 17 Pages

ITEM 1.	(a)	Name of Issuer:

NewStar Financial, Inc.

	(b)	Address of Issuer’s Principal Executive Offices:

500 Boylston Street, Suite 1250 Boston, MA 02116

ITEM 2.	(a)	Name of Persons Filing:

Swiss Re Ltd

Swiss Reinsurance Company Ltd

Swiss Re Principal Investments Company Ltd

Swiss Re Direct Investments Company Ltd

This statement is being filed jointly by the above-listed parties (“Reporting Persons”) and relates to Shares (as defined herein) held by Swiss Re Direct Investments Company Ltd.  Swiss Re Ltd also owns all of the outstanding capital stock of Swiss Re Principal Investments Company Ltd, which in turn owns all of the outstanding capital stock of Swiss Re Direct Investments Company Ltd.  Swiss Re Ltd also owns all of the outstanding capital stock of Swiss Reinsurance Company Ltd.

	(b)	Address of Principal Business Office, or if None, Residence:
Mythenquai 50/60 8022 Zurich Switzerland

	(c)	Citizenship:

Swiss Re Ltd is a Swiss corporation.

Swiss Reinsurance Company Ltd is a Swiss corporation.

Swiss Re Principal Investments Company Ltd is a Swiss corporation.

Swiss Re Direct Investments Company Ltd is a Swiss corporation.

	(d)	Title of Class of Securities:

Common Stock, par value of $0.01 per share (the “Shares”).

	(e)	CUSIP Number:

65251F105

CUSIP No. 65251F105	SCHEDULE 13G	Page 12 of 17 Pages

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO §240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

	(a)	[__] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)
	(b)	[__] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)
	(c)	[__] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)
	(d)	[__] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)
	(e)	[__] An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E)
	(f)	[__] An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	[__] A Parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	[__] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
	(i)	[__] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
	(j)	[__] A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);
	(k)	[__] Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Not applicable.

ITEM 4.	OWNERSHIP

In connection with an exchange offer, Swiss Re Ltd acquired all of the outstanding shares of Swiss Reinsurance Company Ltd. The first closing of the exchange offer occurred on  May 20, 2011, at which time Swiss Re Ltd acquired 86.3% of the outstanding shares of Swiss Reinsurance Company Ltd.  The second closing of the exchange offer occurred on June 10, 2011, at which time Swiss Re held 98.1% of the outstanding shares of Swiss Reinsurance Company Ltd.  The balance of the shares was acquired December 13, 2011 pursuant to a decision by the Commercial Court, Canton of Zurich dated November 18, 2011.  As of May 20, 2011, Swiss Re Ltd and Swiss Reinsurance Company Ltd may each have been deemed to beneficially own 3,000,000 Shares, representing 5.94% of the Shares (based upon 50,521,316 Shares stated to have been outstanding as of May 2, 2011, by the Issuer in its Form 10-Q filed for the quarterly period ended March 31, 2011).

On December 4, 2012, Swiss Reinsurance Company Ltd contributed the 3,000,000 Shares to a wholly owned subsidiary, Swiss Re Direct Investments Company Ltd, which in turn was wholly owned by Swiss Re Principal Investments Company Ltd.  As of December 4, 2012, the Reporting Persons may each have been deemed to beneficially own 3,000,000 Shares, representing 6.07% of the Shares (based upon 49,417,138 Shares stated to have been outstanding as of November 2, 2012, by the Issuer in its Form 10-Q filed for the quarterly period ended September 30, 2012).

On March 25, 2013, Swiss Reinsurance Company Ltd distributed all of the outstanding shares of Swiss Re Principal Investments Company Ltd via a dividend-in-kind to its parent company Swiss Re Ltd.  As of March 25, 2013, Swiss Re Ltd, Swiss Re Principal Investments Company Ltd and Swiss Re Direct Investments Company Ltd may each have been deemed to beneficially own 3,000,000 Shares, representing 6.07% of the Shares (based upon 49,395,602 Shares stated to have been outstanding as of February 25, 2013, by the Issuer in its Form 10-K filed for the fiscal year ended December 31, 2012).  On March 25, 2013, Swiss Reinsurance Company Ltd ceased to be a beneficial owner of any Shares.

As of May 20, 2011:

	(a)	Amount beneficially owned: Swiss Re Ltd - 3,000,000 Swiss Reinsurance Company Ltd – 3,000,000

	(b)	Percent of class: Swiss Re Ltd - 5.94%

CUSIP No. 65251F105	SCHEDULE 13G	Page 13 of 17 Pages

Swiss Reinsurance Company Ltd – 5.94%

(c)	Number of shares as to which the Reporting Persons have:

	(i)	Sole power to vote or to direct the vote: Swiss Re Ltd - 0 Swiss Reinsurance Company Ltd - 0

	(ii)	Shared power to vote or to direct the vote: Swiss Re Ltd - 3,000,000 Swiss Reinsurance Company Ltd - 3,000,000
	(iii)	Sole power to dispose or to direct the disposition of: Swiss Re Ltd - 0 Swiss Reinsurance Company Ltd - 0
	(iv)	Shared power to dispose or to direct the disposition of: Swiss Re Ltd - 3,000,000 Swiss Reinsurance Company Ltd - 3,000,000
As of December 4, 2012:

(a)
Amount beneficially owned:

Swiss Re Ltd  - 3,000,000

Swiss Reinsurance Company Ltd - 3,000,000

Swiss Re Principal Investments Company Ltd  - 3,000,000

Swiss Re Direct Investments Company Ltd - 3,000,000

(b)	Percent of class: Swiss Re Ltd - 6.07% Swiss Reinsurance Company Ltd – 6.07% Swiss Re Principal Investments Company Ltd - 6.07% Swiss Re Direct Investments Company Ltd – 6.07%

(c)	Number of shares as to which the Reporting Persons have:

	(i)	Sole power to vote or to direct the vote:

CUSIP No. 65251F105	SCHEDULE 13G	Page 14 of 17 Pages

Swiss Re Ltd - 0 Swiss Reinsurance Company Ltd - 0 Swiss Re Principal Investments Company Ltd - 0 Swiss Re Direct Investments Company Ltd - 0

(ii)
Shared power to vote or to direct the vote:

Swiss Re Ltd  - 3,000,000

Swiss Reinsurance Company Ltd - 3,000,000

Swiss Re Principal Investments Company Ltd  - 3,000,000

Swiss Re Direct Investments Company Ltd - 3,000,000

	(iii)	Sole power to dispose or to direct the disposition of: Swiss Re Ltd - 0 Swiss Reinsurance Company Ltd - 0 Swiss Re Principal Investments Company Ltd - 0 Swiss Re Direct Investments Company Ltd - 0

(iv)
Shared power to dispose or to direct the disposition of:

Swiss Re Ltd  - 3,000,000

Swiss Reinsurance Company Ltd - 3,000,000

Swiss Re Principal Investments Company Ltd  - 3,000,000

Swiss Re Direct Investments Company Ltd - 3,000,000

As of March 25, 2013:

(a)	Amount beneficially owned: Swiss Re Ltd - 3,000,000 Swiss Reinsurance Company Ltd - 0 Swiss Re Principal Investments Company Ltd - 3,000,000 Swiss Re Direct Investments Company Ltd - 3,000,000

(b)	Percent of class: Swiss Re Ltd - 6.07% Swiss Reinsurance Company Ltd - 0%

CUSIP No. 65251F105	SCHEDULE 13G	Page 15 of 17 Pages

Swiss Re Principal Investments Company Ltd - 6.07% Swiss Re Direct Investments Company Ltd – 6.07%

	(c)	Number of shares as to which the Reporting Persons have:

		(i)	Sole power to vote or to direct the vote: Swiss Re Ltd - 0 Swiss Reinsurance Company Ltd - 0 Swiss Re Principal Investments Company Ltd - 0 Swiss Re Direct Investments Company Ltd - 0

(ii)
Shared power to vote or to direct the vote:

Swiss Re Ltd  - 3,000,000

Swiss Reinsurance Company Ltd - 0

Swiss Re Principal Investments Company Ltd  - 3,000,000

Swiss Re Direct Investments Company Ltd - 3,000,000

		(iii)	Sole power to dispose or to direct the disposition of: Swiss Re Ltd - 0 Swiss Reinsurance Company Ltd - 0 Swiss Re Principal Investments Company Ltd - 0 Swiss Re Direct Investments Company Ltd - 0

(iv)
Shared power to dispose or to direct the disposition of:

Swiss Re Ltd  - 3,000,000

Swiss Reinsurance Company Ltd - 0

Swiss Re Principal Investments Company Ltd  - 3,000,000

Swiss Re Direct Investments Company Ltd - 3,000,000

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

On March 25, 2013, Swiss Reinsurance Company Ltd ceased to be a beneficial owner of any Shares.

CUSIP No. 65251F105	SCHEDULE 13G	Page 16 of 17 Pages

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.	CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquire and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 65251F105	SCHEDULE 13G	Page 17 of 17 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 23, 2015

SWISS RE LTD

By:	/s/ Alexandre Hristov
Name: Alexandre Hristov
Title: Chief Accounting Officer

By:	/s/ Sten E. D. Rasmussen
Name: Sten E. D. Rasmussen
Title: Senior Legal Counsel

Dated:  January 23, 2015

SWISS REINSURANCE COMPANY LTD

By:	/s/ Claudia Cordioli Schorn
Name: Claudia Cordioli Schorn
Title: Managing Director

By:	/s/ Sten E. D. Rasmussen
Name: Sten E. D. Rasmussen
Title: Senior Legal Counsel

Dated:  January 23, 2015

SWISS RE PRINCIPAL INVESTMENTS COMPANY LTD

By:	/s/ Martin Müller
Name: Martin Müller
Title: Managing Director

By:	/s/ Maya Bundt
Name: Maya Bundt
Title: Director

Dated:  January 23, 2015

SWISS RE DIRECT INVESTMENTS COMPANY LTD

By:	/s/ Martin Müller
Name: Martin Müller
Title: Managing Director

By:	/s/ Maya Bundt
Name: Maya Bundt
Title: Director